Exhibit 99(a)(1)(D)

October 3, 2017
IMPORTANT NEWS ABOUT CHANGES TO
YOUR HINES GLOBAL REIT II INVESTMENT

Dear Shareholder:

We are excited to share with you some changes we are making to Hines Global REIT II. On August 18, 2017, we filed a registration statement with the SEC outlining our plan for our follow-on offering and restructuring that the board of directors believes are in the best interests of our shareholders.

The new structure will revise, reduce or eliminate certain fees payable to our advisor and its affiliates. It will also significantly increase liquidity for our shareholders and establish an operating structure which will allow us to acquire and manage our investment portfolio in a more active and flexible manner. We believe these structural changes could result in greater access to equity capital and thus drive greater diversity within the portfolio, more efficient operating scale and a stronger balance sheet. If we’re successful in raising a significant amount of additional capital in this revised structure, we believe our shareholders’ total returns will be enhanced.

As explained in Supplement No. 4 to our prospectus dated August 18, 2017, our board of directors has approved the following:

▪	Eliminating asset acquisition fees (currently 2.25% of acquisition cost) and disposition fees (currently 1% of disposition price);

▪	Implementing a cap on our current annualized asset management fee of 0.75% of the value of our real estate investments (calculated monthly) to limit it to 1.25% of our net asset value (NAV);

▪	Replacing our current back-end incentive fee with an annual performance fee that aligns more closely with the annual performance of our portfolio;

▪	Enhancing transparency by announcing a NAV per share monthly rather than quarterly;

▪
Raising the cap on redemptions for all shareholders to an annual maximum of 20% of our aggregate NAV, providing a greater opportunity to exit your investment when you determine it is right for you, and;

▪	Operating as a real estate investment trust (REIT) of indefinite duration.

There is no action needed on your part if you wish to remain invested in Hines Global REIT II.  Simply disregard this letter and the accompanying tender offer materials. However, the board of directors recognizes that some shareholders may not wish to benefit from the restructuring described above and is making a tender offer for shares via the enclosed materials.  Per the tender offer, we are offering to repurchase up to approximately $200 million of our issued and outstanding shares from tendering shareholders at 100% of the NAV of $9.69 per share announced on October 3, 2017 (a $0.04 per share increase from the $9.65 per share NAV announced in March 2017).

We always recommend that you consult with your financial advisor before making any significant investment decisions.

We are excited about these changes to the structure of Hines Global REIT II, and believe they will position us well for continued success moving forward. Thank you again for your investment and ongoing support.

With kind regards,

Jeffrey C. Hines	Sherri W. Schugart
Chairman of the Board	President & Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

We are not currently offering shares of our common stock to new investors and we have suspended our share redemption programs in connection with the launch of the tender offer, as described in the enclosed materials. This letter contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements about the expected benefits of the proposed restructuring, the expected terms of the proposed restructuring and follow-on offering and our future business, performance and opportunities. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

▪	whether the changes contemplated by the proposed restructuring will have the anticipated benefits to us and our stockholders described herein;

▪	whether the regulatory review of the follow-on offering or market or other factors will result in changes to the proposed terms of the follow-on offering described in this letter; and

▪	the ability of our board of directors to change the terms of the restructuring described in this letter.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.